DATED SEPTEMBER 30, 1999



                            GOLDEN TELECOM, INC.



            598,253 SHARES OF COMMON STOCK, PAR VALUE $.01 EACH





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                           SUBSCRIPTION AGREEMENT

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

                                     1
THIS AGREEMENT is made on September 30, 1999 BETWEEN:

(1)  Golden Telecom, Inc., a Delaware corporation (the "COMPANY"); and

(2)  First NIS Regional Fund SICAF ("INVESTOR").

WHEREAS:

(A) The Company is conducting an initial public offering (the "IPO") of 4,650,000 shares of its Common Stock, par value $.01 per share (the "Common Stock").

(B) Investor owns a 25% membership interest (the "Membership Interest") in GTS Ukrainian TeleSystems, L.L.C., a Delaware limited liability company, ("GUTS"); the Company owns a 75% membership interest in GUTS, which membership interest was contributed to it as a capital contribution by Global TeleSystems Group, Inc., a Delaware corporation ("GTS"), pursuant to the Contribution Agreement, dated September 29, 1999, between GTS and the Company; and there are no other issued and outstanding membership interests in GUTS.

(C) In connection with this Agreement, Investor proposes to subscribe for, and the Company proposes to issue to Investor, 598,253 shares of Common Stock (the "Shares") concurrently with the IPO, subject to adjustment in accordance with the provisions of clause 6(4) of this Agreement.

(D) The Company has agreed to issue and sell to an affiliate of Investor an additional 267,380 shares of Common Stock concurrently with the IPO, at the public offering price per share, net of any applicable underwriting discounts and commissions, pursuant to a separate subscription agreement between the Company and such affiliate, dated the date hereof.

(E) Investor intends to pay for the Shares purchased from the Company with the Membership Interest and $2,000,000 in cash.

(F) The Company has filed with the U.S. Securities and Exchange Commission a registration statement on Form S-1, File No. 333-82791, relating to the shares of Common Stock to be offered and sold in the IPO and to the other securities to be offered and sold concurrently with the IPO, including the Shares.

(G) Investor has received (i) a copy of the preliminary prospectus, dated September 13, 1999, and (ii) a copy of the prospectus, dated September 30, 1999 (the "Prospectus"), each relating to the Company, the IPO and Investor's intention to subscribe for the Shares.

IT IS AGREED as follows:

1.   INTERPRETATION

(1)  In this Agreement (including the Recitals):

     "CLOSING" means the sale of the Shares by the Company to Investor pursuant to the provisions of Clause 3 of this Agreement;

     "COMMON STOCK" has the meaning given to it in Recital (A);

     "COMPANY" has the meaning given to it in introductory clause (1) of this Agreement;

     "ENCUMBRANCE" means any security interest, pledge, mortgage, lien (including, without limitation, environmental and tax liens), charge, encumbrance, adverse claim, preferential arrangement, or restriction of any kind, including, without limitation, any arrangement, restriction on the use, voting, transfer, receipt of income or other exercise of any attributes of ownership;

     "GUTS" has the meaning given to it in Recital (B);

     "INVESTOR" has the meaning given to it in introductory clause (2) of this Agreement;

     "IPO" has the meaning given to it in Recital (A);

     "LLC AGREEMENT" means the Limited Liability Company Agreement of GUTS between GTS and Investor, dated as of April 4, 1996, as subsequently amended;

     "MEMBERSHIP INTEREST" has the meaning given to it in Recital (B);

     "PROSPECTUS" has the meaning given to it in Recital (G);

     "PURCHASE PRICE" means the total purchase price being paid for the Shares as set forth in Articles (3)(1)(b) and (c), comprising the Membership Interest plus cash in the amount of $2,000,000; and

     "SHARES" has the meaning given to it in Recital (C).

(2)  The headings in this Agreement do not affect its interpretation.

2.   SUBSCRIPTION

     Subject to the terms and conditions of this Agreement, the Amended and Restated Certificate of Incorporation of the Company, the Prospectus, and any written correspondence between the Company and Investor, Investor agrees to subscribe for the Shares, and the Company agrees to issue and sell the Shares to Investor.

3.   CLOSING

(1) At 9:00 A.M. (New York time) on October 5, 1999 or at such other time and/or date as the Closing occurs:

     (a) the Company shall issue the Shares and shall deliver a certificate, in definitive form and registered in such name(s) and in such denomination(s) as Investor shall request in writing not later than two full business days prior to the Closing, evidencing the Shares for the account(s) of Investor, against payment of the Purchase Price;

     (b) Investor shall convey, assign, transfer and deliver to the Company, and the Company shall acquire and accept from Investor, all of Investor's right, title and interest in and to the Membership Interest (including, but not limited to, all voting, distribution and other rights and powers relating thereto), free and clear of all Encumbrances;

     (c) In addition to the Membership Interest, Investor shall pay to the Company the amount of $2,000,000 in cash in Federal (same day) funds;

     (d) Subject to subclauses (a), (b) and (c) of this clause 3(1), the Shares to be issued on such Closing date will be fully paid, and Investor's commitment to subscribe for the Shares will be fully satisfied to the extent that all the Shares are so issued to Investor.

(2) A certificate or certificates for the Shares to be delivered to Investor shall be in definitive form and delivered to Investor at the offices of Shearman & Sterling, Washington, DC, for the accounts of Investor on the date of the Closing in accordance with the instructions delivered in accordance with clause 3(1)(a) above.

4.   REPRESENTATIONS AND WARRANTIES

(1) The Company represents, warrants and undertakes to Investor as follows:

     (a) that the Recitals relating to the Company are in every material respect true and accurate and not misleading;

     (b) that the Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware with full power and authority to own, lease and operate its properties and assets and conduct its business materially as described in the Prospectus;

     (c) that the execution of this Agreement by the Company has been duly authorized by the Company, and this Agreement constitutes a legal, valid and binding obligation of the Company;

     (d)  that the Shares have been duly authorized by the Company; and

     (e) that the Shares will, on issue and receipt of payment therefor in accordance with the terms of this Agreement, be validly issued in accordance with the law and regulations of the State of Delaware, fully paid and non-assessable and free from all Encumbrances and other third party rights.

(2) Investor represents, warrants and undertakes to the Company as follows:

(a) that the Recitals relating to Investor are in every material respect true and accurate and not misleading;

     (b) that Investor has been duly organized and is validly existing and in good standing under the laws of Luxembourg with full power and authority to subscribe for the Shares as contemplated by this Agreement;

     (c) that the execution of this Agreement by Investor has been duly authorized by Investor, and this Agreement constitutes a legal, valid and binding obligation of Investor;

     (d) Investor owns the Membership Interest free and clear of Encumbrances; there are no voting trusts, member agreements, proxies or other agreements in effect with respect to the voting or transfer of the Membership Interest, except the LLC Agreement; and upon transfer of the Membership Interest as contemplated by this Agreement, the Company will acquire from Investor good and marketable title to the Membership Interest, free and clear of all Encumbrances; and

     (e) that Investor is acquiring the Shares for its own account and without a view to the public distribution of the Shares or any interest therein.

5.   CONDITIONS PRECEDENT

         The obligations of Investor to purchase the Shares are conditional upon:

(1) the consummation of the IPO in all material respects as described in the Prospectus;

(2) the equity market capitalization of the Company (determined as the product of Investor's subscription price per Share and the total number of shares of Common Stock outstanding immediately prior to the consummation of the IPO) being no greater than $183,000,000;

(3) the consolidated net debt of the Company (as defined in the audited financial statements of the Company) immediately prior to the consummation of the IPO being no greater than $15,000,000; and

(4) the net proceeds from the IPO and the concurrent investments by the strategic investors, all as described in the Prospectus, being no less than $80,000,000, excluding any investments by Global TeleSystems Group, Inc.

6.   UNDERTAKINGS

(1) For a period of 180 days after the date of the Prospectus, Investor will not offer, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of Common Stock or securities convertible into or exchangeable or exercisable for any shares of Common Stock, or publicly disclose the intention to make any such offer, sale, pledge, disposition or filing, without the prior written consent of Deutsche Bank AG London, which consent shall not be unreasonably withheld; provided, however, that nothing in this clause
     (6)(1) will prohibit Investor from transferring any Shares or assigning any of its rights or obligations under this Agreement to any of its wholly owned subsidiaries.

(2) By executing this Agreement, each of the Company and Investor, in their respective capacities as members of GUTS, hereby waive any requirements under the LLC Agreement applicable in order to effectuate the transfer of the Membership Interest, the admission of the Company as a substituted member in respect of the Membership Interest and the withdrawal of Investor as a member of GUTS.

(3) Notwithstanding anything to the contrary in the LLC Agreement, the Company and the Investor hereby agree, in their capacities as members of GUTS, that upon consummation of the transactions contemplated hereby, the Company shall be admitted as a substituted member of GUTS in respect of the Membership Interest, and Investor shall be deemed withdrawn from GUTS.

(4) To the extent that Investor's portion of the intercompany debt between Golden Telecom LLC and GUTS, including the outstanding amounts and the amounts repaid by Golden Telecom LLC to GUTS prior to September 30, 1999 (as defined in the audited financial statements of each such company) is greater than $3,380,000, the Company shall issue to Investor, at a cost equal to the par value of such shares, such number of additional shares of Common Stock such that the product of (i) such number of additional shares of Common Stock and (ii) $12 shall equal the difference between such portion of the intercompany debt and $3,380,000.

(5) The Company shall grant Investor registration rights with respect to the Shares pursuant to a registration rights agreement to be entered into on the date of the Closing.

(6) The Company shall provide Investor the right to consult with management of the Company on a regular basis.

7.   NOTICES

     Any notice or notification in any form to be given under this Agreement may be delivered in person or sent by telex, facsimile or telephone (subject in the case of a communication by telephone to confirmation by telex or facsimile) addressed to:

          IN THE CASE OF THE COMPANY:

          Golden Telecom, Inc.
          12, Krasnokazarmennaya
          Moscow, Russia  111250

          Telephone:  +7-095-797-9300
          Facsimile:  +7-095-797-9331
          Attention:  General Counsel

          WITH A COPY TO:

          Global TeleSystems Group, Inc.
          4121 Wilson Boulevard
          8th Floor
          Arlington, VA 22203

          Facsimile:  +1-703-236-3101
          Attention:  General Counsel

          IN THE CASE OF INVESTOR:

          First NIS Regional Fund SICAF
          c/o Bank of Bermuda (Luxembourg) S.A.
          13, rue Goethe
          B.P. 413
          L-2014 Luxembourg

          Telephone:  +352-404-6461
          Facsimile:  +352-404-674
          Attention:  Christine Tournay

     Any such notice shall take effect, in the case of delivery, at the time of delivery and, in the case of telex or facsimile, at the time of despatch.

8.   COUNTERPARTS

     This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement and any party may enter into this Agreement by executing a counterpart.

9.   GOVERNING LAW

     THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. EACH OF THE PARTIES HEREBY CONSENTS TO THE NON-EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE, AND TO SERVICE OF PROCESS BY REGULAR MAIL.

     IN WITNESS of which this Agreement has been executed on the date first written above.



GOLDEN TELECOM, INC.


By: /s/
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    Name:
    Title:


FIRST NIS REGIONAL FUND SICAF


By: /s/
    ---------------------------------
    Name:
    Title: